Exhibit 99.1

Griffon Corporation Announces Third Quarter Results

Revenue Increases 39% to $455 million

Earnings per Share of $0.08, Adjusted EPS of $0.05

$50 million Additional Stock Buyback Authorization

NEW YORK, NEW YORK, August 2, 2011 – Griffon Corporation (NYSE: GFF) today reported third quarter 2011 income from continuing operations of $4.9 million, or $0.08 per share, compared to $5.0 million, or $0.08 per share, in the prior year quarter. Adjusted income from continuing operations was $3.2 million, or $0.05 per share, compared to $6.0 million, or $0.10 per share, in the prior year quarter.

Consolidated revenue totaled $455 million, increasing 39% compared to the prior year quarter. Growth was driven mainly by the Home and Building Products Segment (“HBP”), comprised of Ames True Temper, Inc. (“ATT”), a global provider of non-powered lawn and garden tools, wheelbarrows and other outdoor products to the retail and professional markets purchased by Griffon on September 30, 2010, and Clopay Building Products (“CBP”), the largest manufacturer and marketer of residential garage doors and a leading manufacturer of commercial sectional doors in the United States. HBP revenue grew 105% over the prior year quarter, mainly due to the inclusion of ATT. Clopay Plastics and Telephonics grew revenue by 12% and 3%, respectively.

Also today, the Company’s Board of Directors authorized the repurchase of up to an additional $50 million of Griffon’s outstanding common stock. Approximately 1.4 million shares of common stock remain available for repurchase pursuant to an existing buyback program. Under the repurchase programs, the Company may, from time to time, purchase shares of its common stock, depending upon market conditions, in open market or privately negotiated transactions, including pursuant to a 10b5-1 plan.

Ron Kramer, Chief Executive Officer, commented, “During the quarter, we saw strong revenue growth in our plastics business, a return to growth for Telephonics, and the continuation of our successful restructuring of the Clopay doors business. Operationally, Plastics experienced both low absorption and high scrap costs while bringing new equipment online in Brazil and Germany. We are addressing these start-up issues and expect Plastics to return to normalized rates of profitability over the next three quarters, at significantly higher volume. While Ames will contribute meaningfully to our EBITDA for the full year, higher input costs and unseasonable weather throughout much of North America adversely affected our performance. Despite these challenges in an uncertain economy, the fundamentals of our business remain excellent.”

Mr. Kramer continued, “We have a strong belief in our growth prospects and ability to generate cash flow, and consider our stock an attractive value.”

The Company noted that this quarter’s results included $2.1 million ($1.4 million, net of tax, or $0.02 per share) of restructuring charges primarily associated with the consolidation of facilities at CBP and $3.1 million, or $0.05 per share, of net discrete tax benefits and current quarter impact for updates to our annual effective tax rate. The prior year quarter included $1.5 million ($1.0 million, net of tax, or $0.02 per share) related to the CBP plant consolidation. Excluding these items from the respective periods, adjusted income from continuing operations for the current quarter would have been $3.2 million, or $0.05 per share, compared to $6.0 million, or $0.10 per share, in the prior year quarter.

Segment adjusted EBITDA totaled $40.7 million in the current quarter, increasing 38% compared to $29.4 million in the prior year quarter. Segment adjusted EBITDA is defined as income from continuing operations, excluding corporate overhead, interest, taxes, depreciation and amortization, restructuring charges, acquisition-related costs and the benefit (loss) of debt extinguishment, as applicable.

On a pro forma basis, as if ATT had been purchased on October 1, 2009, third quarter revenue of $455 million was comparable to the prior year quarter. Net income from continuing operations was $4.9 million, or $0.08 per share, compared to $10.8 million, or $0.18 per share, in the prior year quarter. Adjusting these results for the restructuring charges and discrete tax items discussed above, current quarter income from continuing operations would have been $3.2 million, or $0.05 per share, compared to $12.5 million, or $0.21 per share, in the prior year quarter. Pro forma segment adjusted EBITDA in the prior year quarter totaled $53.7 million.

Segment Operating Results

Home & Building Products

Revenue increased 105% to $214 million in the current quarter compared to $104 million in the prior year quarter, driven by the inclusion of ATT results. On a pro forma basis, as if ATT had been purchased on October 1, 2009, segment revenue decreased 8% compared to the prior year quarter, mainly due to lower volumes. ATT revenue declined 10% from the prior year quarter reflecting the negative impact that inclement weather had on the sell-through of lawn and garden tools. CBP revenue declined 4% on lower volume, reflecting a difficult comparison with the prior year quarter, which benefited from home and energy tax credits that are no longer in effect.

Segment adjusted EBITDA for the third quarter was $22.5 million, compared to $5.9 million in the prior year’s quarter. The increase was driven primarily by the inclusion of ATT’s operating profit in the current quarter’s results. On a pro forma basis, segment adjusted EBITDA was $30.2 million in the prior year quarter. The decline was mainly due to the volume declines and increased material costs at both ATT and CBP.

Telephonics

Current quarter revenue totaled $104 million, an increase of 3% compared to the prior year quarter, primarily due to increased Ground Surveillance Radars and LAMPS MMR revenue, partially offset by a reduction of Crew 3.1 revenue.

Segment adjusted EBITDA for the quarter totaled $12.1 million, a 3% increase over the prior year; segment margin was equal to the prior year’s quarter as the increase in EBITDA was driven by higher revenue.

Contract backlog totaled $442 million at June 30, 2011 compared to $405 million at June 30, 2010, with approximately 76% expected to be filled in the next twelve months.

Plastic Products

Third quarter revenue increased 12% to $138 million compared to $122 million in the prior year quarter, with growth driven by foreign exchange translation and the pass through of higher resin costs in customer selling prices, partially offset by product mix.

Segment adjusted EBITDA for the 2011 quarter decreased to $6.0 million compared to $11.7 million in the prior year quarter primarily due to higher than anticipated start-up costs related to expanding capacity and product offerings to meet increased customer demand in both Germany and Brazil. Start-up costs include higher than normal levels of scrap production and under-absorption of increased fixed overhead. There were no significant disruptions in customer service in connection with the scaling up of production of the newly installed assets. While improvement in operations in the newly expanded locations is occurring, the Company expects that Plastics will continue to operate at below normal efficiency levels.

Balance Sheet and Capital Expenditures

The Company had cash and equivalents as of June 30, 2011 of $247 million and total debt outstanding of $694 million. Capital expenditures in the third quarter were $23 million. Griffon expects capital spending in 2011 will approximate $85-$90 million.

Conference Call Information

The Company will hold a conference call today, August 2, 2011, at 4:30 PM ET.

The call can be accessed by dialing 1-888-510-1799 (U.S. participants) or 1-719-325-2153 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on August 2, 2011 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 8045052. The replay will be available through August 16, 2011.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities, including the acquisition of Ames True Temper; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; the government reduces military spending on projects supplied by Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation;

protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies; and possible terrorist threats and actions, and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Griffon currently conducts its operations through Ames True Temper (“ATT”), Clopay Building Products (“CBP”), Telephonics Corporation (“Telephonics”) and Clopay Plastic Products Company (“Plastics”). CBP and ATT comprise the Home & Building Products operating segment.

  Home & Building Products is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains, as well as a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

  Telephonics designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

  Plastics is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:

Douglas J. Wetmore	James Palczynski

Chief Financial Officer	Principal and Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8229
712 Fifth Avenue, 18th Floor
New York, NY 10019

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,

	2011	2010	2011	2010

REVENUE
Home & Building Products:
ATT	$114,144	$—	$353,985	$—
CBP	100,099	104,325	290,840	286,051

Home & Building Products	214,243	104,325	644,825	286,051
Telephonics	103,530	100,413	315,334	320,222
Plastics	137,509	122,288	385,654	339,887

Total consolidated net sales	$455,282	$327,026	$1,345,813	$946,160

INCOME (LOSS) BEFORE TAXES AND DISCONTINUED OPERATIONS
Segment profit before depreciation, amortization, restructuring and fair value write-up of acquired inventory sold:
Home & Building Products	$22,487	$5,941	$59,640	$16,502
Telephonics	12,122	11,768	37,457	32,798
Plastics	6,048	11,718	27,065	28,611

Total Segment profit before depreciation, amortization, restructuring and fair value write-up of acquired inventory sold	40,657	29,427	124,162	77,911
Unallocated amounts	(7,781)	(8,247)	(19,468)	(22,138)
Loss from debt extinguishment, net	—	—	(26,164)	(6)
Net interest expense	(12,463)	(3,679)	(34,839)	(10,124)
Segment depreciation and amortization:	(15,607)	(9,058)	(44,817)	(29,100)
Restructuring charges	(2,118)	(1,489)	(4,723)	(3,720)
Fair value write-up of acquired inventory sold	—	—	(15,152)	—

Income (loss) before taxes and discontinued operations	$2,688	$6,954	$(21,001)	$12,823

Unallocated amounts typically include general corporate expenses not attributable to reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,

	2011	2010	2011	2010

Revenue	$455,282	$327,026	$1,345,813	$946,160
Cost of goods and services	356,113	252,671	1,057,642	732,454

Gross profit	99,169	74,355	288,171	213,706

Selling, general and administrative expenses	82,045	61,650	246,853	187,666
Restructuring and other related charges	2,118	1,489	4,723	3,720

Total operating expenses	84,163	63,139	251,576	191,386

Income from operations	15,006	11,216	36,595	22,320

Other income (expense)
Interest expense	(12,569)	(3,760)	(35,111)	(10,459)
Interest income	106	81	272	335
Loss from debt extinguishment, net	—	—	(26,164)	(6)
Other, net	145	(583)	3,407	633

Total other income (expense)	(12,318)	(4,262)	(57,596)	(9,497)

Income (loss) before taxes and discontinued operations	2,688	6,954	(21,001)	12,823
Provision (benefit) for income taxes	(2,184)	1,965	(10,192)	1,620

Income (loss) from continuing operations	4,872	4,989	(10,809)	11,203

Discontinued operations:
Income (loss) from operations of the discontinued Installation Services business	—	(26)	—	143
Provision (benefit) for income taxes	—	(5)	—	54

Income (loss) from discontinued operations	—	(21)	—	89

Net income (loss)	$4,872	$4,968	$(10,809)	$11,292

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.08	$0.08	$(0.18)	$0.19
Income from discontinued operations	0.00	0.00	0.00	0.00
Net income (loss)	0.08	0.08	(0.18)	0.19

Weighted-average shares outstanding	59,606	59,018	59,387	58,944

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.08	$0.08	$(0.18)	$0.19
Income from discontinued operations	0.00	0.00	0.00	0.00
Net income (loss)	0.08	0.08	(0.18)	0.19

Weighted-average shares outstanding	60,525	60,154	59,387	59,897

Note: Due to rounding, the sum of earnings per share of Continuing operations and Discontinued operations may not equal earnings per share of Net Income (Loss).

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At June 30, 2011	At September 30, 2010

CURRENT ASSETS
Cash and equivalents	$246,554	$169,802
Accounts receivable, net of allowances of $6,357 and $6,581	253,153	252,029
Contract costs and recognized income not yet billed, net of progress payments of $1,419 and $1,423	64,554	63,155
Inventories, net	276,931	268,801
Prepaid and other current assets	65,200	55,782
Assets of discontinued operations	1,387	1,079

Total Current Assets	907,779	810,648
PROPERTY, PLANT AND EQUIPMENT, net	351,962	314,926
GOODWILL	361,576	356,087
INTANGIBLE ASSETS, net	230,590	233,011
OTHER ASSETS	31,469	27,907
ASSETS OF DISCONTINUED OPERATIONS	3,727	5,803

Total Assets	$1,887,103	$1,748,382

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$19,307	$20,901
Accounts payable	178,592	185,165
Accrued liabilities	92,559	124,687
Liabilities of discontinued operations	4,042	4,289

Total Current Liabilities	294,500	335,042
LONG-TERM DEBT, net of debt discount of $20,426 and $30,650	674,530	503,935
OTHER LIABILITIES	195,019	190,244
LIABILITIES OF DISCONTINUED OPERATIONS	5,729	8,446

Total Liabilities	1,169,778	1,037,667
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	717,325	710,715

Total Liabilities and Shareholders’ Equity	$1,887,103	$1,748,382

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended June 30,

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(10,809)	$11,292
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations	—	(89)
Depreciation and amortization	45,078	29,357
Fair value write-up of acquired inventory sold	15,152	—
Stock-based compensation	6,767	4,447
Provision for losses on accounts receivable	734	1,619
Amortization/write-off of deferred financing costs and debt discounts	5,203	4,317
Loss from debt extinguishment, net	26,164	6
Deferred income taxes	(3,550)	(4,768)
Gain on sale/disposal of assets	(240)	—
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	1,243	(5,747)
Increase in inventories	(19,994)	(11,611)
(Increase) decrease in prepaid and other assets	(2,243)	1,161
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable	(51,075)	17,639
Other changes, net	625	571

Net cash provided by operating activities	13,055	48,194

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(64,974)	(26,581)
Acquired business, net of cash acquired	(855)	—
Funds restricted for capital projects	3,875	—
(Increase) decrease in equipment lease deposits	—	(1,040)
Proceeds from sale of investment	1,333	—

Net cash used in investing activities	(60,621)	(27,621)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	640,963	100,000
Payments of long-term debt	(495,209)	(81,050)
Increase in short-term borrowings	12,730	—
Financing costs	(21,343)	(4,145)
Purchase of ESOP shares	(15,674)	—
Exercise of stock options	20	299
Tax benefit from exercise of options/vesting of restricted stock	2,334	99
Other, net	22	192

Net cash provided by financing activities	123,843	15,395

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(829)	(449)

Net cash used in discontinued operations	(829)	(449)

Effect of exchange rate changes on cash and equivalents	1,304	(4,719)

NET INCREASE IN CASH AND EQUIVALENTS	76,752	30,800
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	169,802	320,833

CASH AND EQUIVALENTS AT END OF PERIOD	$246,554	$351,633

Griffon evaluates performance and allocates resources based on each segments’ operating results before interest income or expense, income taxes, depreciation and amortization, gain (losses) from debt extinguishment, unallocated amounts, restructuring charges and costs related to the fair value of inventory for acquisitions. Griffon believes this information is useful to investors for the same reason. The following table provides a reconciliation of each Segment operating profit to Segment operating profit before depreciation, amortization, restructuring and fair value write up of acquired inventory sold (“Segment adjusted EBITDA”) and Income from operations to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,

	2011	2010	2011	2010

Home & Building Products
Segment operating profit (loss)	$13,512	$2,406	$18,820	$5,553
Depreciation and amortization	7,460	2,046	21,548	7,229
Fair value write-up of acquired inventory sold	—	—	15,152	—
Restructuring charges	1,515	1,489	4,120	3,720

Segment adjusted EBITDA	22,487	5,941	59,640	16,502

Telephonics
Segment operating profit	9,725	9,783	31,643	27,400
Depreciation and amortization	1,794	1,985	5,211	5,398
Restructuring charges	603	—	603	—

Segment adjusted EBITDA	12,122	11,768	37,457	32,798

Clopay Plastic Products
Segment operating profit	(305)	6,691	9,007	12,138
Depreciation and amortization	6,353	5,027	18,058	16,473

Segment adjusted EBITDA	6,048	11,718	27,065	28,611

All segments:
Income from operations - as reported	15,006	11,216	36,595	22,320
Unallocated amounts	7,781	8,247	19,468	22,138
Other, net	145	(583)	3,407	633

Segment operating profit	22,932	18,880	59,470	45,091
Depreciation and amortization	15,607	9,058	44,817	29,100
Fair value write-up of acquired inventory sold	—	—	15,152	—
Restructuring charges	2,118	1,489	4,723	3,720

Segment adjusted EBITDA	$40,657	$29,427	$124,162	$77,911

Griffon also evaluates performance based on Earnings per share and Income (loss) from continuing operations excluding restructuring charges, gain (loss) from debt extinguishment, discrete tax items and costs related to the fair value of inventory for acquisitions. Griffon believes this information is useful to investors for the same reason. The following table provides a reconciliation of Earnings per share and Income (loss) from continuing operations to Adjusted earnings per share and Adjusted income (loss) from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME (LOSS) TO ADJUSTED INCOME (LOSS)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,

	2011	2010	2011	2010

Income (loss) from continuing operations	$4,872	$4,989	$(10,809)	$11,203

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	—	16,813	—
Fair value write-up of acquired inventory sold	—	—	9,849	—
Restructuring	1,377	968	3,070	2,418
Discrete and other tax items, net	(3,077)	—	(4,513)	(1,881)

Adjusted income from continuing operations	$3,172	$5,957	$14,410	$11,740

Diluted earnings (loss) per common share	$0.08	$0.08	$(0.18)	$0.19

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	—	0.28	—
Fair value write-up of acquired inventory sold	—	—	0.17	—
Restructuring	0.02	0.02	0.05	0.04
Discrete and other tax items, net	(0.05)	—	(0.08)	(0.03)

Adjusted diluted earnings per common share	$0.05	$0.10	$0.24	$0.20

Weighted-average shares outstanding (in thousands)	60,525	60,154	59,387	59,897

Note: Due to rounding, the sum of diluted earnings (loss) per common share and adjusting items, net of tax, may not equal adjusted diluted earnings per common share.